EXHIBIT 17                                                     RESIGNATION

                                TO THE BOARD OF DIRECTORS OF
                                 PRE SETTLEMENT FUNDING CORP.


I hereby tender my resignation from the office of President and Chief Executive Officer of Pre Settlement Funding Corp. ("PSFC") and from the Board of Directors of PSFC, effective the Closing Date (as defined in the Stock Purchase Agreement) of that Stock Purchase Agreement dated September 23, 2003, executed by and among Joel P. Sens and Darryl W. Reed.


s/s Darryl W. Reed  9/23/03
Darryl W. Reed        Date